Exhibit 99.1

Contacts :
Yvette Rudich (Media) Rudichy@dnb.com 973.921.5986	Kathy Guinnessey (Investors/Analysts) Guinnesseyk@dnb.com 973.921.5665

D&B Elects Christopher Coughlin to its Board of Directors

Short Hills, N.J. – December 7, 2004 – D&B (NYSE: DNB), the leading provider of global business information, tools and insight, today announced that Christopher J. Coughlin, chief operating officer of The Interpublic Group of Companies (NYSE: IPG) has been elected to D&B’s board of directors, effective December 6, 2004.

The appointment of Coughlin expands D&B’s board of directors to ten members, including eight independent directors and Allan Z. Loren, chairman and chief executive officer and Steven W. Alesio, president and chief operating officer, both of D&B. Coughlin will serve on the board’s Audit Committee.

“Christopher has a proven record of successfully guiding companies through growth and transformation, which will be a tremendous asset to D&B as we build on the accomplishments of our Blueprint for Growth,” Loren said. “We’re confident that Christopher’s experience and financial expertise will prove invaluable to the company and our leadership as we work to increase shareholder value and focus on delivering unparalleled business insight to our customers.”

Coughlin, 52, has served as chief operating officer of The Interpublic Group since May 2003 and was the company’s chief financial officer from July 2003 to June 2004. He will be retiring from his current position at Interpublic this month. He joined Interpublic from the Pharmacia Corporation, where he held the position of Executive Vice President and Chief Financial Officer. Previously, Coughlin held the same position at Nabisco Holdings, where he also served as President of Nabisco International.

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About D&B

D&B (NYSE: DNB), the leading provider of global business information, tools and insight, has enabled customers to Decide with Confidence for over 160 years. D&B’s proprietary DUNSRight™ process provides customers with quality information whenever and wherever they need it. This quality information is the foundation of D&B’s solutions that customers rely on to make critical business decisions. Customers use D&B Risk Management Solutions to mitigate risk, increase cash flow and drive increased profitability, D&B Sales & Marketing Solutions to increase revenue from new and existing customers, and D&B Supply Management Solutions to identify purchasing savings, manage risk and ensure compliance within the supply base. D&B’s E-Business Solutions help customers convert prospects to clients faster. For more information, please visit www.dnb.com.